Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Winn-Dixie Stores, Inc.
Re:	Rejected Notice of Withdrawal Under Option Exchange Program

Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete, or improperly signed and was not accepted for the following reason(s):

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Winn-Dixie Stores, Inc. so that it is received before the Expiration Date, which we expect will be at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer), by one of the following means:

By Mail or Courier:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Teri Podsiadlik

By Facsimile:

Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

Facsimile: (904) 783-5558

By Hand:

Attention: Teri Podsiadlik

By Email (by PDF or similar imaged document file):

TeriPodsiadlik@winn-dixie.com

If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer, all Eligible Option Grants currently tendered by you will be cancelled for exchange. You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Teri Podsiadlik by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail to TeriPodsiadlik@winn-dixie.com.